As filed with the Securities and Exchange Commission on June 17, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAKS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0331040
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

750 Lakeshore Parkway

Birmingham, Alabama 35211

(Address of Principal Executive Offices)

Saks Incorporated 2004 Long-Term Incentive Plan

(Full Title of the Plan)

Charles J. Hansen

Executive Vice President and General Counsel

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

(205) 940-4000

(Name, Address and Telephone Number,

Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.10 par value	4,649,122 shares	$15.10 (1)	$70,201,743 (1)	$8,894
Preferred Stock Purchase Rights	4,649,122 (2)	— (2)	— (2)	— (2)

(1)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock of the Registrant on the New York Stock Exchange on June 14, 2004.

(2)	Rights are initially carried and traded with the Common Stock of the Registrant. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by Saks Incorporated (the “Company”) are incorporated herein by reference:

(a) Annual Report on Form 10-K for the year ended January 31, 2004.

(b) Quarterly Report on Form 10-Q for the fiscal quarter ended May 1, 2004.

(c) Current Reports on Form 8-K filed with the Commission on March 16, 2004, March 26, 2004 and April 30, 2004.

(d) The description of the Company’s common stock, par value $.10 per share (the “Common Stock”), which is contained in the Registration Statement on Form 8-A filed with the Commission on June 18, 1997 under the Exchange Act, and the description of the associated preferred stock purchase rights (the “Rights”), which is contained in the Registration Statement on Form 8-A filed with the Commission on June 18, 1997 under the Exchange Act, including in each case any subsequent amendment or any report filed for the purpose of updating such descriptions.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The legality of the securities being registered hereby has been passed on by Charles J. Hansen, Executive Vice President and General Counsel of Saks Incorporated. Mr. Hansen owns shares of Common Stock and is the holder of performance share and restricted stock awards and employee stock options to purchase shares of Common Stock.

Item 6.	Indemnification of Directors and Officers

The Amended and Restated Bylaws (the “Bylaws”) of the Registrant provide that the Registrant shall indemnify, to the full extent authorized or permitted by the Tennessee Business Corporation Act (the “TBCA”), any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person’s testate or intestate, is or was an officer or director of the Registrant or serves or served as an officer or director of any other enterprise at the request of the Registrant.

Section 48-18-503 of the TBCA provides for “mandatory indemnification,” unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the TBCA states that a corporation may, in advance of the final disposition of a proceeding, pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding if: (i) the director furnishes the corporation with a written affirmation of the director’s good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the TBCA, (ii) the director furnishes a written undertaking that the director will repay the advance if it is ultimately determined that such director is not entitled to indemnification, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the TBCA. Section 48-18-507 of the TBCA provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of Section 48-18-503 of the TBCA, which section is applicable to mandatory indemnification of directors.

Article IX of the Registrant’s Bylaws further provides that the Registrant may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the Bylaws, provided that such insurance is available on acceptable terms as determined by a majority of the Registrant’s Board of Directors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 17th day of June, 2004.

SAKS INCORPORATED

By:	/S/ CHARLES J. HANSEN
Charles J. Hansen
Executive Vice President and General Counsel

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julia A. Bentley, Charles J. Hansen and R. Brad Martin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 17th day of June, 2004.

/S/ R. BRAD MARTIN R. Brad Martin	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director

/S/ DOUGLAS E. COLTHARP Douglas E. Coltharp	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ DONALD E. WRIGHT Donald E. Wright	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/S/ STANTON J. BLUESTONE Stanton J. Bluestone	Director

/S/ ROBERT B. CARTER Robert B. Carter	Director

/S/ JAMES A. COGGIN James A. Coggin	President and Chief Administrative Officer and Director

/S/ JULIUS W. ERVING Julius W. Erving	Director

/S/ MICHAEL S. GROSS Michael S. Gross	Director

/S/ DONALD E. HESS Donald E. Hess	Director

/S/ GEORGE L. JONES George L Jones	President and Chief Executive Officer of Saks Department Store Group and Director

Nora P. McAniff	Director

/S/ C. WARREN NEEL C. Warren Neel	Director

/S/ STEPHEN I. SADOVE Stephen I. Sadove	Vice Chairman and Chief Operating Officer of Saks Incorporated and Director

/S/ MARGUERITE W. SALLEE Marguerite W. Sallee	Director

/S/ CHRISTOPHER J. STADLER Christopher J. Stadler	Director

/S/ RONALD DE WAAL Ronald de Waal	Vice Chairman of the Board

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Charter of Saks Incorporated (incorporated by reference from the Exhibits to the Form 10-K of Saks Incorporated for the fiscal year ended January 29, 2000).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference from the Exhibits to the Form 10-K of Saks Incorporated for the fiscal year ended February 1, 2003).

4.3	First Amended and Restated Rights Agreement, dated as of January 28, 2002, by and between Saks Incorporated and The Bank of New York (incorporated by reference to the Exhibits to the Form 8-K of Saks Incorporated filed April 15, 2002)

4.4	Saks Incorporated 2004 Long-Term Incentive Plan (incorporated by reference from Exhibit B to the proxy statement of Saks Incorporated, filed April 28, 2004).

*5	Opinion of Charles J. Hansen.

*23.1	Consent of Charles J. Hansen (included in Exhibit 5).

*23.2	Consent of PricewaterhouseCoopers LLP.

*24	Powers of Attorney (contained in the first signature page to this Registration Statement).

*	Filed herewith.